                                                                Exhibit 10.16

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     AMENDED AND RESTATED EMPLOYMENT AGREEMENT made as of the 17th day of January, 1997, by and between PARADISE MUSIC & ENTERTAINMENT, INC., a Delaware corporation having offices at 420 West 45th Street, New York, New York 10036 (the "COMPANY"), and RICHARD FLYNN, an individual with an address at 420 West 45th Street, New York, NY 10036 (the "EXECUTIVE").


                              W I T N E S S E T H:


          WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of October 9, 1996 (the "PRIOR AGREEMENT");

     WHEREAS, the Executive co-manages the day to day operations of All Access Entertainment Management Group, Inc. ("ALL ACCESS"), a wholly-owned subsidiary of the Company;

     WHEREAS, All Access participated in a closing pursuant to the terms of an exchange agreement (the "EXCHANGE AGREEMENT") with the Company and other constituent parties referred to therein;

     WHEREAS, a registration statement ("REGISTRATION STATEMENT") has been filed by the Company in connection with the Company's initial public offering (the "IPO");

     WHEREAS, the Company and the Executive wish to set forth the terms and conditions of the Executive's employment by the Company effective as of the closing date of the IPO ("EFFECTIVE DATE") under the terms of this Agreement;

     WHEREAS, it is understood and agreed by the parties hereto that the Executive shall co-manage with Brian Doyle the normal day to day operations of the continuing business of All Access after the Effective Date whether in the form of a separate subsidiary or division ("ALL ACCESS OPERATING") on and after the Effective Date, subject to the control of the Board of Directors of the Company with respect to matters not constituting normal day to day operations;

     WHEREAS, it is understood and agreed by the parties hereto that the Executive shall co-manage with Brian Doyle the normal day to day operations of the new business to be funded promptly following the IPO, whether in the form of a separate subsidiary or division (the "RECORD LABEL"), subject to the control of the Board of Directors of the Company with respect to matters not constituting normal day to day operations; and

     WHEREAS, the Company and the Executive now wish to amend and restate the Prior Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. EMPLOYMENT. The Company agrees to employ the Executive for the Term specified in Section 2 and in the capacities set forth in Section 3 and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

     2. TERM. This Agreement shall be for a term commencing on the Effective Date and expiring on June 30, 1999 unless otherwise sooner terminated as provided in this Agreement (the "TERM"). This Agreement shall automatically be extended for additional one year periods unless either party advises the other, in a writing delivered not less than 90-days prior to the expiration of the Term then in effect, of its intention not to be extend this Agreement. If this Agreement is so extended, then the "TERM" shall also be deemed to include such extensions.

     3.   DUTIES AND RESPONSIBILITIES.

     (a) During the Term, the Executive shall serve as an Executive Vice President, Director and Secretary of the Company and shall also serve as a co-principal executive officer (either president or executive vice president) of All Access Operating and the Record Label with such responsibility and status commensurate with such position and at least equivalent to that which the Executive currently holds with All Access. During the Term, the Executive shall, along with Brian Doyle and subject only to the review of the Board of Directors regarding matters not involving day to day operations or not otherwise in the ordinary course of business, determine the policies for and have full control over the normal day to day operations of All Access Operating. With respect to any bonus pool which the Company may create which is solely payable to employees of All Access Operating or the Record Label, the Executive and Brian Doyle shall determine the allocation and payment of bonuses thereunder.

          (b) In serving the Company, the Record Label and All Access Operating the Executive shall report to the Board of Directors of the Company. The Executive and Brian Doyle shall be responsible for the hiring and firing, and compensation of all other employees under their direction and consistent with the All Access and/or the Record Label Operating Budget.

          (c) For purposes hereof, the All Access Operating Budget for the fiscal year ending June 30, 1997 has been approved and consists of the budget presented as of the date hereof with modifications therein based on actual operations thereafter. Thereafter budgets for annual fiscal periods prepared on a like basis shall be presented for review and approval by the Company's Board of Directors. Such review and approval shall be consistent with sound business practice.

          (d) The parties agree that for the twelve month period following the effective date of the IPO, the Company will, from the proceeds of the IPO, invest an amount of not less than $200,000 in developing and expanding the business and operations of All Access Operating in accordance with a budget prepared by Messrs., Doyle and Flynn, and approved by the Company's Board of Directors (the "DEVELOPMENT BUDGET").

          (e) For purposes hereof, the term Record Label Operating Budget shall mean all costs and expenses associated with developing and operating the business and affairs of the Record Label, which budget shall be established at not less than $650,000 (plus the Base Salary of Brian Doyle) for the 12 month period following the Effective Date of the IPO ("INITIAL PERIOD"). In addition to said $650,000, it is agreed that the Record Label will pay Mr. Doyle a base salary of $150,000 (the "BASE SALARY OF BRIAN DOYLE"). Thereafter, the Record Label Operating Budget shall be developed by Messrs. Doyle and Flynn and presented to the Board of Directors for approval. The Board of Directors shall approve the expenditure of an additional $650,000 (plus the Base Salary of Brian Doyle) for the next 12 month period thereafter if the following criteria have been met:

                 (i) a distribution agreement covering the releases of the Record Label and conforming with normal industry standards has been executed within the Initial Period with one of the six main record distribution companies or such other distribution company reasonably acceptable to the Board of Directors;

                (ii) the Record Label has filled the positions of marketing/sales and radio/promotion with persons having a level of experience and reputation reasonably acceptable to the Board of Directors;

               (iii) the Record Label has released at least two records under the distribution agreement within the Initial Period; and

                (iv) the Company has sold at least 70,000 units under the distribution agreement during the Initial Period.

          (f) During the Term, the Executive shall serve on the Executive Advisory Committee of the Company, which shall be a committee comprised of the principal executive officers of each subsidiary or division which shall advise the Board of Directors on business matters affecting the Company, including potential business ventures and acquisitions. Messrs. Doyle and Flynn shall each be entitled to one vote on the Executive Advisory Committee.

          (g) The Executive shall, except as provided in SCHEDULE A, devote substantially all his business efforts to the affairs of the Company. Other permitted business activities of the Executive shall not be competitive and shall not conflict with the terms of this Agreement. The Executive will (i) devote his best efforts, skill and ability to promote the Company's interests;
(ii) carry out his duties in a competent and professional manner; (iii) work with other employees of the Company in a competent and professional manner; and (iv) generally promote the best interests of the Company. Notwithstanding the foregoing, the Executive may engage in additional activities if such activities are approved by a majority of the Board of Directors. After such approval SCHEDULE A shall be amended to include such activities.

          (h) The Executive's principal place of employment shall be at the principal offices of the Company (and such locations to which such principal office shall be relocated) subject to reasonable travel requirements on behalf of the Company. If during the Term, the Company requires the Executive to move his principal place of business outside of the greater metropolitan area (a radius of more than 30 miles from Manhattan) and Executives chooses not to accept such relocation, then the Executive may so advise the Company, in writing, and this Agreement shall be deemed null and void and no longer of any force and effect, and Executive shall be released from all provisions and restrictions contained herein, including, without limitation, the restrictions set forth in Section 11 hereof. As severance, the Company shall forthwith pay the Executive, in equal monthly installments the balance of his Base Salary for the remainder of the Term then in effect.

     4.   COMPENSATION.

          (a) As compensation for services hereunder and in consideration of his agreement not to compete as set forth in Section 10 below, the Company shall pay the Executive during the Term, in accordance with the Company's normal payroll practices, base salary compensation at an annual rate of $150,000 per fiscal year of the Company commencing with the Company's 1997 fiscal year ending June 30, 1997 (the "BASE SALARY"). Upon the Executive's written request, the Company shall advance the Executive up to an additional $50,000 on the Effective Date with such advance to be offset against the Executive's bonus. The initial advance if requested on or after the date hereof shall be granted automatically. The next request shall be made no earlier than March 31, 1997; and all subsequent requests shall be made no earlier than the end of each subsequent fiscal quarter of the Company. Each subsequent request shall be reviewed by, and will be made only if approved by, the Company's Compensation Committee based upon a determination as to the likely attainment of budgeted goals after giving consideration to prior compensation paid to the Executive. If the Executive's bonus is not enough to offset such advance, then the balance of such advance which has not been offset shall be offset in six equal monthly installments against compensation otherwise payable to the Executive.

          (b) The Board of Directors shall establish a first tier bonus pool ("TIER I POOL") which the Board of Directors shall allocate among the Company's divisions (or subsidiaries) with each division receiving its allocated amount, on a pro rata basis up to the maximum allocated amounts set forth on SCHEDULE B, with respect to certain earnings targets set forth on SCHEDULE B after deducting all expenses and taxes (before giving effect to the Tier I Pool). The amount to be allocated, the targets ("TARGETS") to be met and the basis for calculation, all with respect to the Tier I Pool, shall be set annually in advance by the Board of Directors. For the fiscal years ending June 30, 1997, 1998 and 1999 the earnings targets and allocated amounts shall be as set forth on SCHEDULE B, attached hereto. The Executive and Brian Doyle shall determine, in their sole discretion, the distribution of the Tier I Pool funds allocated to All Access
Operating.   It is acknowledged and understood that the Executive and Brian
Doyle shall have the discretion to allocate some or all of said funds to themselves.

          (c) The Board of Directors of the Company shall also establish a second tier bonus pool ("TIER II POOL") which the Board of Directors shall, in its discretion, allocate to employees of the Company, including employees of subsidiaries and divisions. The Tier II Pool shall be equal to 10% of the consolidated pretax earnings of the Company (after giving effect to the payment of all other bonuses), provided, however, that no Tier II bonus may be paid unless the aggregate amount of all Tier I targets (but not necessarily each Tier I target individually) is met for such fiscal year.

          (d) The Board of Directors of the Company shall also establish the Record Label Bonus Plan and the Special Bonus Plan attached as Schedules C and D respectively.

     5.   BENEFITS.

          (a) During the Term, the Executive shall be entitled to participate in the benefit plans established by the Company for the benefit of its key executives.

          (b) The Executive shall be entitled to four (4) weeks of paid vacation.

          (c)  The Company shall establish a plan (the "PLAN") qualified under
Section 401(k) of the Internal Revenue Code of 1986, as amended (the "CODE"). The Plan shall provide for the matching by the Company of employee pre-tax contributions to the Plan up to the limits allowed by law. The Company shall assure that the participants in, and provisions of, the Plan are such as to remain qualified under the Code. The Company shall be entitled to make such reasonable restrictions on contributions required to avoid any risk of failing to remain qualified under the Code.

     6. KEY MAN INSURANCE. The Company shall have the right to obtain key man life insurance for the benefit of the Company on the life of the Executive. If requested by the Company, the Executive shall submit to such physical examination and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company to obtain such life insurance. The Executive has no reason to believe that his life is not insurable with a reputable insurance company at rates now prevailing in the City of New York for healthy men of his age.

     7.   DISCHARGE BY COMPANY.    The Company shall be entitled to immediately
terminate the Term and to discharge the Executive for cause, which shall be limited to the following grounds:

                 (i)     Conviction of a felony; or

                (ii) Commission of a willful or intentional act which could injure the reputation, business or business or business relationships of the Company including the violation of the terms of Sections 10 and 11 hereof;

     8.   DISABILITY, DEATH.

          (a) If the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability as determined by a competent medical doctor (all such causes being herein referred to as "DISABILITY") and the Executive shall fail to have performed substantially such duties for 90 consecutive days or for periods aggregating 180 days, whether or not continuous, in any continuous period of one year (such 90th or 180th day to be known as the "DISABILITY DATE"), the Company shall have the right to terminate the Executive's employment hereunder as at the end of any calendar month thereafter upon written notice to him. The Executive shall be entitled to his Base Salary for the remainder of the Term payable on the Company's regular payroll schedule and to bonuses earned through such date determined at the end of the fiscal year in which Disability occurred, with said bonuses limited to the prorated portion equal to the portion of the fiscal year prior to termination.

          (b) In case of the death of the Executive, this Agreement shall terminate and the Company shall be obligated to pay to the Executive's estate or as otherwise directed by the Executive's duly appointed and authorized legal representative, his Base Salary for the remainder of the Term payable on the Company's regular payroll schedule and to bonuses earned through such date determined at the end of the fiscal year in which Death occurred, with said bonuses limited to the prorated portion equal to the portion of the fiscal year prior to termination.

     9. VOLUNTARY TERMINATION. If the Executive voluntarily terminates his employment prior to the end of the Term, he shall only be entitled to receive compensation accrued through the date of termination.

     10. CONFIDENTIAL INFORMATION. The Executive recognizes that he will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of the Company, or any of its affiliates, and which has been and will be imparted to him from time to time in the course of his employment with the Company. In light of this understanding, the Executive agrees that:

          (a) the Executive shall not at any time knowingly use or disclose, directly or indirectly, any of the confidential information or trade secrets which is the property of the Company, or any of its affiliates, to any person, except that he may use and disclose to authorized Company personnel, licensees or franchisees in the course of his employment; and

          (b) within five (5) days from the date upon which his employment with the Company is terminated, for any reason or for no reason, or otherwise upon the request of the Company, he shall return to the Company any and all documents and materials which constitute or contain the confidential information or trade secrets of the Company, or any of its affiliates.

For purposes of this Agreement, the terms "CONFIDENTIAL INFORMATION" or "TRADE SECRETS" shall include all information of any nature and in any form which is owned by the Company, or any of its affiliates, and which is not publicly available or generally known to persons engaged in businesses similar to that of the Company, or any of its affiliates. Notwithstanding the foregoing, when the Executive's employment with the Company is terminated, for whatever reason, the limitations provided in this Section 10 shall not prevent the Executive from using for his own benefit any information which he acquired prior to the Effective Date.

     11.  NON-COMPETITION.

          (a) The Executive agrees that his services hereunder are of a special character, and his position with the Company places him in a position of confidence and trust with the Company's artists, clients, customers and employees. The Executive and the Company agree that in the course of employment hereunder, the Executive has and will continue to develop a personal acquaintanceship and relationship with the Company's artists, clients and customers, and a knowledge of those artists', clients' and customers' affairs and requirements which may constitute the Company's primary or only contact with such artists, clients and customers. The Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that the Executive make the covenants contained herein. Accordingly, the Executive agrees that while he is in the Company's employ the Executive will not, without the prior written consent of the Company, either directly or indirectly, or in any capacity whether as a promoter, proprietor, partner, joint venturer, employee, agent, consultant, director, officer, manager, shareholder (except as a shareholder holding less than five percent (5%) of a publicly traded company's issued and outstanding capital stock, or otherwise) work for, act as a consultant to or own any interest in any direct competitor of the Company which operates in or provides services essentially the same as the Company in any portion of the geographic territory where the Company operates or sells its products or services, except as allowed pursuant to Section 3(c) of this Agreement. The Executive further agrees that during the Term, and for the one year period following the Executive's termination of employment with the Company, the Executive will not solicit, entice, induce or persuade: (i) any employee, artist, client or customer of the Company; or (ii) any person or entity had been engaged in negotiations with the Company to become, an employee, artist, client or customer of the Company during the six month period prior to the Executive's termination of employment with the Company, to alter, terminate or refrain from extending or renewing any contractual or other relationship with the Company, or commence a similar or substantially similar relationship with the Executive, any entity with whom the Executive is affiliated or employed by or any direct competitor of the Company.

Notwithstanding the foregoing, when the Executive's employment with the Company is terminated, for whatever reason, the Executive may continue to do business, without violating the terms hereof, with, any customer, client or artist of the Company which was a customer, client or artist of the Executive, or any company controlled by the Executive, prior to the Effective Date.

          (b) As used in this Section 11, the term "COMPANY" shall include subsidiaries, licensees, sub-licensees and franchisees of the Company, the term "CUSTOMER" shall mean any person or entity who is then, or who had been at any time during the one year period immediately preceding the date of termination of the Executive's employment, a customer of the Company, and the term "ARTIST or CLIENT" shall mean any person or entity who is then, or who had been at any time during the one year period immediately preceding the date of termination of the Executive's employment, an artist or client represented by, signed by, working for or collaborating with the Company.

          (c) The parties hereto agree that the duration and area for which the covenant not to compete set forth herein is to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

          (d) If the Executive commits a material breach or is about to commit a material breach, of any of the above provisions, the Company shall have the right to temporary and preliminary injunctive relief to prevent the continuance or commission of such breach prior to any hearing on the merits and to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

          (e) The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of those covenants and agreements.

     12. RESOLUTION OF DISPUTES. Any dispute by and among the parties hereto arising out of or relating to this Agreement, the terms, conditions or a breach thereof, or the rights or obligations of the parties with respect thereto, shall be arbitrated in the City of New York, New York before and pursuant to then applicable commercial rules and regulations of the American Arbitration Association, or any successor organization. The arbitration proceedings shall be conducted by a panel of three arbitrators, one of whom shall be selected by the Company, one by the Executive (or his legal representative) and the third arbitrator by the first two so chosen. The parties shall use their best efforts to assure that the selection of the arbitrators shall be completed within 30 days and the parties shall use their best efforts to complete the arbitration as quickly as possible. In such proceeding, the arbitration panel shall determine who is a substantially prevailing party and shall award to such party its reasonable attorneys', accountants' and other professionals' fees and its costs incurred in connection with the proceeding. The award of the arbitration panel shall be final, binding upon the parties and nonappealable and may be entered in and enforced by any court of competent jurisdiction. such court may add to the award of the arbitration panel additional reasonable attorneys' fees and costs incurred by the substantially prevailing party in attempting to enforce such award.

     13. ENFORCEABILITY. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions of this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

     14. ASSIGNMENT. This Agreement is a personal contract and the Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company. If any assignment or transfer of rights hereunder is attempted by the Executive contrary to the provisions hereof, the Company shall have no further liability for payments hereunder.

     15. MODIFICATION. This Agreement may not be canceled, changed, modified or amended orally, and no cancellation, change, modification or amendment shall be effective or binding, unless it is in writing, signed by both parties to this Agreement.

     16. SEVERABILITY; SURVIVAL. If any provision of this Agreement is held to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement nevertheless shall be binding upon the parties with the same effect as though the void or enforceable part has been severed and deleted.

     17. NOTICE. Notices given pursuant to the provisions of this Agreement shall be sent by certified mail, postage prepaid, or by overnight courier, or by telex, telecopier or telegraph, charges prepaid, to the following address:

                         To the Company:
                         Paradise Music & Entertainment, Inc.
                         420 West 45th Street

                         New York, New York 10036

                         with a copy to:
                         Rubin Baum Levin Constant & Friedman
                         30 Rockefeller Plaza
                         New York, New York 10112
                         Attn:  Walter M. Epstein, Esq.

                         To the Executive:
                         Richard Flynn
                         420 West 45th Street
                         New York, New York 10036

     18. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     19. NO CONFLICT. The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this agreement or which would be breached by the Executive upon his performance of his duties pursuant to this agreement.

     20. ENTIRE AGREEMENT. This agreement represents the entire agreement between the Company and the Executive with respect to the subject matter hereof, and all prior agreements relating to the employment of the Executive, written or oral, are nullified and superseded hereby.

     IN WITNESS WHEREOF, the parties have set their hands and seals on and as of the day and year first above written.

                                   PARADISE MUSIC & ENTERTAINMENT, INC.


                                   By:
                                      ------------------------------------------
                                        Name:
                                        Title:


                                   ---------------------------------------------
                                                  Richard Flynn

                                   SCHEDULE A


     The Executive may devote such time as the Executive deems appropriate, without adversely affecting the Executive's time devoted to the business of the Company, to work with the following companies:

                              Baseball Cares
                              Character References, Inc.
                              Cyberson Partners, L.P.
                              Digital Entertainment Marketing, Inc.
                              The Baseball Players Hall Of Fame
                              The World Of New York
                              Uniform Remote Control

                                   SCHEDULE B


           Division                  Target Profitability     Tier I Pool Amount
--------------------------------  --------------------------  ------------------

All Access Entertainment          $325,000 (Fiscal Year 1997)    $325,000(1)
Management Group, Inc. (2)(3). .  $512,500 (Fiscal Year 1998)
                                  $512,500 (Fiscal Year 1999)

Picture Vision, Inc. (2) . . . .  $375,000 (Fiscal Years 1997,   $225,000
                                           1998, 1999)
John Leffler Music, Inc. (2) . .  $375,000 (Fiscal Years 1997,   $225,000
                                           1998, 1999)
--------------------------------------------------------------------------------
Total  . . . . . . . . . . . . . . . . . . . . . . . . .         $775,000


-------------------------
(1) This amount may be allocated as Messrs. Doyle and Flynn may determine in their sole discretion.

(2) Target Profitability with respect to each fiscal year shall be determined by the Company's independent auditors in accordance with generally accepted accounting principles, consistently applied based on net revenues of the applicable subsidiary before taxes after deducting all expenses, excluding
     (i) costs relating to or arising out of physically relocating the businesses; (ii) costs of consummating the IPO, the transactions contemplated under the Exchange Agreement and all other matters relating thereto including costs directly associated with being a public company;
     (iii) the base salary of Richard Flynn, John Loeffler or Jon Small, as the case may be; (iv) monies expended pursuant to the Development Budget; and
     (v) rent in excess of current rent unless, based on employee growth, larger facilities are required or as a result of required lease escalations. It is understood and agreed that the Executives will be allocated pro rata amounts of their Tier 1 bonuses to the same extent that their operating divisions or subsidiaries achieve Target Profitability.

(3) If the Target Profitability in Year 1 exceeds $325,000, the Target Profitability amounts for years 2 and 3 shall each be reduced by one-half of such excess up to an aggregate reduction of $75,000.

                                   SCHEDULE C

                               SPECIAL BONUS PLAN


     Set forth below are the terms of a Special Bonus Plan which has been established by the Company to reward employees in particular areas of the Company's business for the profitable completion of designated special projects in their area of business. To date, two special projects ("SPECIAL PROJECTS") have been identified, one through All Access Entertainment Management Group, Inc. ("ALL ACCESS") and one through Picture Vision, Inc. ("PICTURE VISION"). Additional Special Projects may be submitted to the Compensation Committee for its approval.

     The Special Bonus Plan is as follows:

     1.   BUSINESS INCLUDED:  The Special Projects as identified above.

     2. BONUS THRESHOLD: The "BONUS THRESHOLD" for a Special Project shall be $1,000,000 of Special Project Net Profits.

     3. SPECIAL PROJECT NET PROFIT; ADJUSTED SPECIAL PROJECT NET PROFIT: The term "SPECIAL PROJECT NET PROFIT" shall mean the net earnings from a Special Project after deduction of all proper allocable costs (excluding costs that would have been excluded for purposes of computing Tier 1 compensations) but before income taxes and the bonus determined hereunder, all as determined by the Company's independent auditors in accordance with generally accepted accounting principles consistently applied. The term "ADJUSTED SPECIAL PROJECT NET PROFIT" shall mean Special Project Net Profits reduced by the amount of Tier 1 compensation paid to the Executive(s) of All Access or Picture Vision, as the case may be, which relates to the period in which the Special Project Net Profits were earned. As an example, if All Access produced $2,000,000 of Special Project Net Profit in fiscal 1997 and paid total Tier 1 compensation of $500,000, with respect to the corresponding period, the Adjusted Special Project
Net Profits would be $1,500,000 and the bonus would be $225,000.   Assuming the
Bonus Threshold has been met for any Special Project, any further royalties or residuals related thereto ("FUTURE ROYALTY REVENUE") shall be subject to a bonus as set forth below.

     4. BONUS AMOUNT: The bonus shall be 15% of Adjusted Special Project Net Profits and 15% of Future Royalty Revenue.

     5. BONUS DETERMINATION: The bonus determination shall be made and paid within 45 days after the audited financial statements of the Company for each fiscal year. The calculation shall be prepared by the Company's independent auditors and shall be final.

                                   SCHEDULE D

                             RECORD LABEL BONUS PLAN


     Upon the consummation of the initial public offering by the Company, an initial record label will be established through a wholly owned subsidiary ("PRM") to be operated under the direction of Brian Doyle and Richard Flynn. Set forth below is a bonus arrangement to compensate Brian Doyle, Richard Flynn and others designated by them upon meeting the targets set forth below This bonus, which is a one-time bonus only, is in addition to any other bonuses of the Company including, without limitation the Tier I and Tier 2 bonus set forth in the Employment Agreements of Brian Doyle and Richard Flynn.

     The Record Label Bonus Plan is as follows:

     1. BUSINESS INCLUDED: The initial record label operated by PRM and all other record labels thereafter operated by PRM or under the principal direction of Messrs. Doyle and/or Flynn.

     2. BONUS THRESHOLD: No bonus shall be payable until the completion of the first fiscal year in which the "CUMULATIVE NET PROFIT" as herein defined of PRM exceeds $1,000,000. No bonus shall be payable with respect to any fiscal year after the fiscal year ending June 30, 2001.

     3. CUMULATIVE NET PROFIT: Shall mean the cumulative net earnings before taxes of PRM from inception through the end of its current fiscal year determined by the Company's independent auditors in accordance with generally accepted accounting principles consistently applied except that no deduction shall be made for bonuses payable under the Record Label Bonus Plan and there shall be added to Cumulative Net Profit the base salary paid by PRM to Brian Doyle for each year (or partial year).

     4.     (i)     BONUS LEVELS:  A bonus of $250,000 shall be payable with
respect to the first fiscal year in which Cumulative Net Profits exceed $1,000,000.

           (ii) An additional bonus of $250,000 shall be payable with respect to the first fiscal year in which Cumulative Net Profits exceed $2,000,000.

          (iii) An additional bonus of $100,000 shall be payable with respect to the first fiscal year in which Cumulative Net Profits exceed $2,400,000.

           (iv) The maximum total bonus payable under the Record Label Bonus shall be $600,000.00.


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     5.   BONUS DETERMINATION:  The bonus determination shall be made and paid within 45 days after the completion of the audited financial statements of the Company for a fiscal year. The calculation shall be prepared by the independent auditors and shall be final.


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